Exhibit (a)(1)(ii)

Offer to Purchase by Castor Maritime Inc. all outstanding
Common Share Purchase Warrants issued on April 7, 2021
At a Cash Purchase Price of $0.105 per warrant
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, MAY 20, 2024, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
Castor Maritime Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”, “Castor”, “we”, “us” or “our”), is offering to purchase all 10,330,770 outstanding Common Share Purchase Warrants issued on April 7, 2021, exercisable in the aggregate into 103,307 of our common shares, par value $0.001 per share (the “Common Shares”), at an exercise price of $55.30 per Warrant (the “Warrants”), at a price of $0.105 per Warrant, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.
There is no public market for the Warrants. The underlying Common Shares are listed and traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “CTRM”. On April 18, 2024, the reported closing price of the Common Shares on the NASDAQ was $3.44 per share. See Section 7. Warrantholders are urged to obtain current market quotations for the Common Shares before deciding to tender their Warrants pursuant to the Offer.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS NOR MAXIM GROUP LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR WARRANTS. NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact us at the address and telephone number set forth on the back cover of this Offer to Purchase.
The Dealer Manager for the Offer is:
Maxim Group
Offer to Purchase dated April 22, 2024

IMPORTANT
If you want to tender all or part of your Warrants, you must complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal and mail or deliver the Letter of Transmittal, together with any other required documents, including the Warrant certificates, to us at our address shown on the Letter of Transmittal before the Offer expires at 5:00 P.M., Eastern time, on May 20, 2024 (unless the Offer is extended).
We have not engaged a depositary in connection with the Offer. Accordingly, we will hold all Warrants tendered and not withdrawn by tendering warrantholders and funds for paying the purchase price will not be deposited with a third-party for the benefit of tendering warrantholders. Because we will continue to hold such funds until payment, tendering warrantholders will be subject to the risk that events which adversely affect the Company’s financial viability, such as an event of bankruptcy, could result in tendering warrantholders not receiving payment for the Warrants tendered pursuant to the Offer.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell Warrants or shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. However, we may, at our discretion, take any actions necessary for us to make the Offer to warrantholders in any such jurisdiction.
You may contact us for assistance. Our contact information is set forth on the back cover of this Offer to Purchase.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE, THE MEMBERS OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR WARRANTS. NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR WARRANTS IN THE OFFER. NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE DEALER MANAGER.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE PROVIDED IN SUCH DOCUMENTS. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.
i

ii

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Warrants?
The issuer of the Warrants, Castor Maritime Inc., a corporation organized under the laws of the Republic of the Marshall Islands. See Section 1.
What is the Company offering to purchase?
We are offering to purchase all 10,330,770 outstanding Warrants as of April 22, 2024. No fractional Warrants will be purchased. See Section 1.
What is the purpose of the Offer?
On April 22, 2024, our Board of Directors authorized us to make a tender offer for all of our outstanding Warrants, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. The purpose of the Offer is to reduce the number of Common Shares that would become outstanding upon the exercise of the Warrants. Our Board of Directors believes that by allowing holders of Warrants to tender Warrants for the Offer purchase price, the Company can potentially reduce the number of Common Shares that would be issuable upon exercise of the Warrants, thereby providing investors and potential investors with greater clarity as to the Company’s capital structure. The Warrants acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.
The Offer provides warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their Warrants. See Section 2.
What will the purchase price for the Warrants be and what will be the form of payment?
We are offering to purchase all of the outstanding Warrants at a price of $0.105 per Warrant, net to the seller in cash, without interest. As of the date hereof, the exercise price for the Warrants is $55.30 per Warrant.
If your Warrants are purchased in the Offer, we will pay you the purchase price in cash, without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent. See Sections 1 and 5.
There is no public market for the Warrants. Warrantholders are urged to obtain current market quotations for the Common Shares before deciding to tender their Warrants pursuant to the Offer.
How will we pay for the Warrants?
Assuming all 10,330,770 Warrants outstanding as of April 22, 2024 are tendered in the Offer at the purchase price of $0.105 per Warrant, the aggregate purchase price will be approximately $1,084,730.85. Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent. We anticipate that we will pay for the Warrants tendered in the Offer with available cash and cash equivalents. See Section 8.
How long do I have to tender my Warrants?
You may tender your Warrants until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., Eastern time, on Monday, May 20, 2024 unless we extend it. See Section 1 and 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 13. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Warrants that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of the change. We can also terminate the Offer prior to the Expiration Date if the conditions set forth in Section 6 are not met. See Sections 6 and 13.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 A.M., Eastern time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. If we extend the Offer, you may withdraw your Warrants until the Expiration Date, as extended. See Section 4 and 13.
Are there any conditions to the Offer?
Yes. Our obligation to accept and pay for your tendered Warrants depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including, but not limited to:
•
no action shall have been threatened, pending or taken and no approval withheld or statute, rule, regulation, judgment, decree, order or injunction threatened, invoked, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, might, among other things, make illegal, delay or otherwise adversely affect completion of the Offer or the acquisition of any of the Warrants pursuant to the Offer or otherwise relates to the Offer or have a material adverse effect on our or our subsidiaries’ or affiliates’ business, trading in the Warrants or the Common Shares;

•
the closing price of our Common Shares on the NASDAQ, on any business day prior to (and including the date of) the Expiration Date, shall not be more than 50% below the closing price of our Common Shares on April 18, 2024;

•
no general suspension of trading in, or general limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in any jurisdictions in which we conduct banking shall have occurred during the Offer;

•
there shall not have been a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in any jurisdiction in which we conduct banking, whether or not mandatory, where such moratorium or suspension of payments could directly or indirectly, in our reasonable judgment, adversely affect or otherwise impede our ability to access financing for our business, to make payment in respect of our indebtedness or to purchase some or all of the Warrants pursuant to the Offer;

•
no change (or condition, event or development involving a prospective change) in the general political, market, economic or financial conditions, domestically or internationally (including the commencement or escalation of war, armed hostilities or other similar national or international calamity) shall have occurred during the Offer that, in our reasonable judgment, could have a material adverse effect on, among other things, our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), assets, capitalization or prospects or on our ability to complete the Offer, trading in the Warrants or our Common Shares or otherwise makes it inadvisable for us to proceed with the Offer;

•	no person or group shall have proposed, announced or made any tender or exchange offer, merger, business combination or other similar transaction involving us or any of our subsidiaries;
•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer or for our acquisition or ownership of Warrants as contemplated by the Offer shall have been obtained on terms satisfactory to us; or

•
we shall not have concluded that there is a reasonable likelihood that the completion of the Offer and the purchase of any Warrants pursuant to the Offer may cause our Common Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 6.
How do I tender my Warrants?
If you want to tender all or part of your Warrants, you must complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal and mail or deliver the Letter of Transmittal, together with any other required documents, including the Warrant certificates, to us at the address shown on the Letter of Transmittal before the Offer expires at 5:00 P.M., Eastern time, on May 20, 2024 (unless the Offer is extended).
We are not making the Offer to, and will not accept any tendered Warrants from, warrantholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to warrantholders in any such jurisdiction.
You may contact us for assistance. Our contact information is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered Warrants in the Offer, may I withdraw my tendered Warrants?
Yes. You may withdraw any Warrants you have tendered at any time before 5:00 P.M., Eastern time, on Monday, May 20, 2024, or any later Expiration Date if the Offer is extended. If after 5:00 P.M., Eastern time, on May 20, 2024 we have not accepted for payment the Warrants you have tendered to us, you may also withdraw your Warrants at any time thereafter. See Section 4.
How do I withdraw Warrants I previously tendered?
To withdraw Warrants, you must deliver on a timely basis a written notice of withdrawal to us, at the address appearing on the back cover of this Offer to Purchase with the required information. Such notice must be received by us while you still have the right to withdraw the Warrants. Your notice of withdrawal must specify your name and the number of Warrants to be withdrawn. See Section 4.
What does the Board of Directors think of the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your Warrants. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Warrants with your financial or tax advisors. You are urged to obtain current market quotations for the Common Shares before deciding whether to tender your Warrants pursuant to the Offer.
If I decide not to tender, how will the Offer affect my Warrants?
Warrantholders who choose not to tender their Warrants may hold Warrants that, on April 7, 2026, will expire. From the first quarter of 2022 through March 26, 2024 (the last trading day prior to the 1-for-10 reverse stock split discussed in Section 2), the high and low closing sales prices of the Common Shares on NASDAQ were $1.4756 and $0.2914, respectively. These prices have not been adjusted for the 1-for-10 reverse stock split effected on March 27, 2024. From March 27, 2024, the effective date of the reverse stock split, through April 18, 2024, the high and low closing sales prices of the Common Shares on NASDAQ were $3.7800 and $3.4400, respectively. See Sections 2 and 7. As of the date hereof, the exercise price for the Warrants is $55.30 per Warrant. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See Section 2.
What is the recent market price of my Warrants and of the Common Shares underlying my Warrants?
There is no public market for the Warrants. On April 18, 2024, the reported closing price of the Common Shares on the NASDAQ was $3.44 per share. See Section 7. You are urged to obtain current market quotations for the Common Shares before deciding whether to tender your Warrants pursuant to the Offer.

When and how will you pay me for the Warrants I tender?
We will announce the results of tenders in the Offer and will pay the purchase price, net to each seller in cash without interest, for the Warrants we purchase promptly after the Expiration Date. See Section 5.
What are the United States federal income tax consequences if I tender my Warrants?
If you are a U.S. Holder (as defined in Section 12), you will recognize taxable gain or loss upon the tender of a Warrant in an amount equal to the difference between the tender purchase price and your tax basis in such Warrant. See Section 12. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States or you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met. All warrantholders should review the discussion in Section 12 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of Warrants.
Who should I contact with questions about the Offer?
If you have any questions regarding the Offer, you may contact us at warrants@castormaritime.com, Attention: Petros Panagiotidis or the address and telephone number on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS
Matters discussed in this Offer to Purchase, and the documents incorporated by reference herein, may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance (including the expected deliveries of vessels to or from us), and underlying assumptions and other statements, which are not statements of historical facts. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect”, “pending” and similar expressions identify forward-looking statements.
The forward-looking statements in this Offer to Purchase are based upon various assumptions, many of which are based, in turn, upon further assumptions, including assumptions based on management’s examination of current or historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish any forward-looking statements.
In addition to these assumptions, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include generally:
•	the effects of the spin-off of our tanker business;
•	our business strategy, expected capital spending and other plans and objectives for future operations;
•
dry bulk and containership market conditions and trends, including volatility in charter rates (particularly for vessels employed in short-term time charters or index linked period time charters), factors affecting supply and demand, fluctuating vessel values, opportunities for the profitable operations of dry bulk and container vessels and the strength of world economies;

•
changes in the size and composition of our fleet, our ability to realize the expected benefits from our past or future vessel acquisitions and the effects of our fleet’s size on our future financial condition, operating results, future revenues and expenses, future liquidity, and the adequacy of cash flows from our operations;

•	increased transactions costs and other adverse effects (such as lost profit) due to any failure to consummate any sale of our vessels;
•
our relationships with our current and future service providers and customers, including the ongoing performance of their obligations, dependence on their expertise, compliance with applicable laws, and any impacts on our reputation due to our association with them;

•
our ability to borrow under existing or future debt agreements or to refinance our debt on favorable terms and our ability to comply with the covenants contained therein, in particular due to economic, financial or operational reasons;

•	our continued ability to enter into time or voyage charters with existing and new customers, and to re-charter our vessels upon the expiry of the existing charters;
•	changes in our operating and capitalized expenses, including bunker prices, dry-docking, insurance costs, costs associated with regulatory compliance, and costs associated with climate change;
•
our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	instances of off-hire, due to vessel upgrades and repairs;
•	fluctuations in interest rates and currencies, including the value of the U.S. dollar relative to other currencies;
•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;
•	existing or future disputes, proceedings or litigation;

•	future sales of our securities in the public market and our ability to maintain compliance with applicable listing standards;
•	volatility in our share price, including due to high volume transactions in our shares by retail investors;
•	potential conflicts of interest involving affiliated entities and/or members of our Board of Directors, senior management and certain of our service providers that are related parties;
•
general domestic and international political conditions or events, including armed conflicts such as the war in Ukraine and the conflict in the Middle East, acts of piracy or maritime aggression, such as recent maritime incidents involving vessels in and around the Red Sea, sanctions, “trade wars”, global public health threats and major outbreaks of disease;

•
changes in seaborne and other transportation, including due to the maritime incidents in and around the Red Sea, fluctuating demand for dry bulk and container vessels and/or disruption of shipping routes due to accidents, political events, international sanctions, international hostilities and instability, piracy or acts of terrorism;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, including changes to environmental regulations applicable to the shipping industry;
•	accidents and the impact of adverse weather and natural disasters; and
•
any other factors described in Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) or our filings with the U.S. Securities and Exchange Commission (the “SEC”).

The information set forth or incorporated by reference herein speaks only as of the date hereof or the date specified in the applicable incorporated document, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication, except to the extent required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all or any of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Please see our filings with the SEC for a more complete discussion of these foregoing and other risks and uncertainties. These factors and the other risk factors described herein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements
You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this Offer to Purchase or the documents incorporated by reference into this Offer to Purchase and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

INTRODUCTION
To the holders of our Warrants:
We invite the holders of our outstanding Warrants to tender up to all 10,330,770 outstanding Warrants at a price of $0.105 per Warrant, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer”. Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent. The Offer will expire at 5:00 P.M., Eastern time, on Monday, May 20, 2024, unless we extend it.
As of April 22, 2024, there were 10,330,770 Warrants outstanding. The 103,307 Common Shares underlying the foregoing Warrants represent, if such Warrants were to be exercised, approximately 1.07% of the total number of our issued and outstanding Common Shares as of April 19, 2024. The Common Shares are listed and traded on the NASDAQ under the symbol “CTRM”. On April 18, 2024, the reported closing price of the Common Shares on the NASDAQ was $3.44 per share. See Section 7.
There is no public market for the Warrants. Warrantholders are urged to obtain current market quotations for the Common Shares before deciding to tender their Warrants pursuant to the Offer.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE, THE MEMBERS OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR WARRANTS. NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
Our principal executive offices are located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus and our telephone number is +357 25 357 767.

THE OFFER
1.	Terms of the Offer.
Upon the terms and subject to the conditions of the Offer, we will purchase up to all of the outstanding Warrants, or if fewer than all outstanding Warrants are properly tendered, all Warrants that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $0.105 per Warrant, to the seller in cash, without interest (the “Purchase Price”). Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent. No fractional Warrants will be purchased. The Purchase Price has been calculated based on our analysis of the trading price of the Common Shares underlying the Warrants and the exercise price of the Warrants. On October 6, 2023, we agreed to repurchase, in privately negotiated transactions, 8,900,000 Warrants and 67,864 common share purchase Warrants issued on July 15, 2020, in each case at a price of $0.105 per repurchased warrant. See Section 10 for a description of these transactions.
The term “Expiration Date” means 5:00 P.M., Eastern time, on Monday, May 20, 2024, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Warrants whose names, or the names of whose nominees, appear on our warrantholder list.
The Offer is not conditioned on the receipt of financing or any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
2.	Purpose of the Offer; Certain Effects of the Offer.
Purpose of the Offer. On April 22, 2023, our Board of Directors authorized us to make a tender offer for all of our outstanding Warrants, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. The purpose of the Offer is to reduce the number of shares that would become outstanding upon the exercise of the Warrants. Our Board of Directors believes that by allowing holders of Warrants to tender Warrants for the Offer purchase price, the Company can potentially reduce the number of shares that would be issuable upon exercise of the Warrants, thereby providing investors and potential investors with greater clarity as to the Company’s capital structure. The Warrants acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.
The Offer provides warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their Warrants.
Other Plans. We received a written notification dated April 20, 2023 from The Nasdaq Stock Market indicating that because the closing bid price of the Common Shares for 30 consecutive business days, from March 8, 2023 to April 19, 2023, was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we are not in compliance with Nasdaq Listing Rule 5550(a)(2) and had 180-days from such date to regain compliance. On October 18, 2023, we received written notification from The Nasdaq Stock Market that we had been granted an additional 180-day extension to April 15, 2024 to regain compliance with Nasdaq Listing Rule 5550(a)(2). On March 27, 2024, with the objective of meeting the minimum $1.00 per share bid price requirement, we effected a 1-for-10 reverse stock split in which every 10 of our issued and outstanding Common Shares were combined into one Common Share, without any change to the par value per share, the voting rights of the common shares or any other aspect of the Common Shares. The Company’s shareholders approved the reverse stock split by a ratio of not less than 1-for-two and not more than 1-for-100 and granted the Board the authority to determine the exact split ratio and when to proceed with the reverse stock split at the Company’s annual meeting of shareholders held on September 1, 2023. The reverse stock split reduced the number of the Company’s outstanding common shares from 96,623,876 shares to approximately 9,662,384 shares. As a result of the reverse stock split, the exercise price of the Warrants was adjusted in accordance with their terms to $55.30 per Warrant and the number of shares issuable upon exercise of this Warrant were proportionately adjusted such that the aggregate exercise price of the Warrants remained unchanged. On April 11, 2024, we received written confirmation from Nasdaq that we had regained compliance with Nasdaq Listing Rule 5550(a)(2).
Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	any material change in the present dividend rate or policy, or our indebtedness or capitalization;
•
any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or any material term of the employment contract of any executive officer (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•	any material change in our corporate structure or our business;
•	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;
•	the termination of registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any class of our equity securities;
•	the suspension of our obligation to file reports under the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes in our Articles of Association, bylaws or other governing instruments or other actions that could impede a change of control of us.
Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, nor have we reached any agreements, understandings or decisions with respect to such events, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Warrantholders tendering Warrants in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Common Shares and/or Warrants resulting from such potential future events.
Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Warrants, other than in the Offer, until at least 10 business days after the Expiration Date. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. As of the date of this Offer to Purchase, we have no present intention to conduct any further tender offers for our Warrants or to repurchase any of our Warrants outside of this tender offer.
Certain Effects of the Offer. Warrantholders who choose not to tender their Warrants may hold Warrants that, on April 7, 2026, will expire. As of the date hereof, the exercise price for the Warrants is $55.30 per Warrant. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. On April 18, 2024, the reported closing price of the Common Shares on the NASDAQ was $3.44 per share. See Section 7. Warrantholders are urged to obtain current market quotations for the Common Shares before deciding to tender their Warrants pursuant to the Offer.
Based upon published guidelines of NASDAQ, we currently do not believe that there is a reasonable likelihood that the completion of the Offer and the purchase of the Warrants pursuant to the Offer will cause our Common Shares to be subject to delisting from NASDAQ.

Neither we, any member of our Board of Directors nor the Dealer Manager has authorized any person to make any recommendation with respect to the offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. We recommend that you consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer To Purchase and in the related Letter of Transmittal before taking any action with respect to the Offer.
3.	Procedures for Tendering Warrants.
Proper Tender of Warrants. For Warrants to be properly tendered pursuant to the Offer we must receive, at our address set forth on the Letter of Transmittal and prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, including, but not limited to, certificates representing the tendered Warrants. The valid tender of Warrants by you according to the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
Method of Delivery. The method of delivery of all documents, including certificates for the Warrants, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering warrantholder. Registered mail with return receipt requested, properly insured, is recommended. Warrants will be deemed delivered only when actually received by us at the address specified on the Letter of Transmittal. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including the Letter of Transmittal and certificates for Warrants, must be made to us and not the Dealer Manager. ANY DOCUMENTS DELIVERED TO THE DEALER MANAGER WILL NOT BE FORWARDED TO US AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Return of Unpurchased Warrants. We will return certificates for unpurchased Warrants promptly after the expiration or termination of the Offer or the proper withdrawal of the Warrants, as applicable, in each case without expense to the warrantholder.
Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Warrants to be accepted, the Purchase Price to be paid for Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Warrants that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Warrants or any particular warrantholder (whether or not we waive similar defects or irregularities in the case of other warrants or warrantholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular warrantholder, the same condition will be waived with respect to all warrantholders. No tender of Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. We will not be liable for any failure to waive any condition of the Offer, nor for failure to waive any defect or irregularity in any tender of Warrants. None of the Company, the Dealer manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification. By tendering Warrants to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering warrantholders may challenge our determinations in a court of competent jurisdiction and tendering warrantholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.
Tendering Warrantholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.
A tender of Warrants made pursuant to the method of delivery set forth herein will also constitute a representation and warranty to us that the tendering warrantholder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering warrantholder will, on request by us, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering warrantholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering warrantholder and shall not be affected by, and shall survive, the death or incapacity of such tendering warrantholder.
Lost or Destroyed Certificates. Warrantholders whose certificates for part or all of their Warrants have been lost, destroyed or stolen may contact us at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to tender and receive payment for Warrants that are tendered and accepted for payment. A bond may be required to be posted by the warrantholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Warrantholders are requested to contact us immediately in order to permit timely processing of this documentation. To tender the Warrants, certificates for those Warrants, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to us at the address set forth on the back cover of this Offer to Purchase and not to the Dealer Manager. Any certificates delivered to the Dealer Manager or to an address other than that set forth on the back cover of this Offer to Purchase will not be forwarded to us and will not be deemed to be properly tendered.
4.	Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Warrants pursuant to the Offer are irrevocable. Warrants tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date (as the same may be extended by us). If after 5:00 P.M., Eastern time, on Monday, May 20, 2024 we have not accepted for payment the Warrants you have tendered to us, you may also withdraw your Warrants at any time thereafter.
For a withdrawal to be effective, a notice of withdrawal must be made in written form and must be received in a timely manner by us at the address set forth on the Letter of Transmittal. Any notice of withdrawal must specify the name of the tendering holder and the number of Warrants to be withdrawn. If certificates for Warrants to be withdrawn have been delivered to us, then, before the release of the certificates, the tendering warrantholder must also submit the serial numbers shown on the particular certificates for Warrants to be withdrawn. If a warrantholder has used more than one Letter of Transmittal, the warrantholder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any warrantholder, whether or not we waive similar defects or irregularities in the case of any other warrants or warrantholder. Neither we nor any other person, including the Dealer Manager, will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Warrants properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered before the Expiration Date by again following the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Warrants or are unable to purchase Warrants pursuant to the Offer as a result of a failure of a condition set forth in Section 6, then, without prejudice to our rights under the Offer, we may, subject to applicable law, retain tendered Warrants and the Warrants may not be withdrawn except to the extent tendering warrantholders are entitled to withdrawal rights as described in this

Section 4. Our reservation of the right to delay payment for Warrants that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of the Offer.
5.	Purchase of Warrants and Payment of Purchase Price.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Warrant purchase price of $0.105 per Warrant, net to the seller in cash, without interest, for all of the Warrants accepted for payment in accordance with the Offer. In all cases, payment for Warrants tendered and accepted for payment in accordance with the Offer will be made promptly but only after timely receipt by us of:
•	certificates for the Warrants;
•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal); and
•	any other documents required by the Letter of Transmittal therefor.
Certificates for all Warrants tendered and not purchased will be returned to the tendering warrantholder promptly after the expiration or termination of the Offer at our expense. The payment of the purchase amount for the Warrants tendered pursuant to the Offer will be made by wire transfer. Payments of the purchase price made pursuant to the Offer will be rounded down to the nearest whole cent.
Under no circumstances will interest be paid on the Purchase Price for the Warrants, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants pursuant to the Offer. See Section 6.
6.	Conditions of the Offer.
The Offer is not conditioned on the receipt of financing or any minimum number of Warrants being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Warrants tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events, individually or collectively, have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), make it inadvisable to proceed with the Offer or with acceptance for purchase or payment for the Warrants in the Offer:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, decree, order or injunction (preliminary, permanent or otherwise) proposed, threatened, invoked, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court, government or governmental, regulatory or administrative authority, instrumentality, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

○
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect completion of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer, including by:

•	making the acceptance for payment of, or payment for, some or all of the Warrants illegal or otherwise restricting or prohibiting completion of the Offer;
•	delaying or restricting our ability, or rendering us unable, to accept for payment or pay for some or all of the Warrants to be purchased pursuant to the Offer; or
•	otherwise materially impairing our ability to purchase some or all of the Warrants pursuant to the Offer or complete the Offer;

○
has or could have a material adverse effect on (i) our or our subsidiaries’ or affiliates’, taken as a whole, business, operations, results of operations, condition (financial or otherwise), capitalization, shareholders’ equity, properties, assets, licenses or prospects, (ii) trading in the Warrants or our Common Shares or (iii) the benefits of the Offer to us;

•	There has occurred any of the following:
○
the closing price of our Common Shares on the NASDAQ is, on any business day prior to (and including the date of) the Expiration Date, more than 50% below the closing price of our Common Shares on April 18, 2024;

○
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

○
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in any jurisdiction in which we conduct banking, whether or not mandatory, where such moratorium or suspension of payments could directly or indirectly, in our reasonable judgment, adversely affect or otherwise impede our ability to access financing for our business, to make payment in respect of our indebtedness or to purchase some or all of the Warrants pursuant to the Offer;

○
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

○
any change (or condition, event or development involving a prospective change) in the general political, market, economic or financial conditions, domestically or internationally (including, without limitation, the commencement or escalation of any war, armed hostilities or other similar national or international calamity (including, without limitation, in respect of the armed conflicts in Ukraine and the Middle East subsisting as of the date of this Offer to Purchase), or any act of terrorism), that, in our reasonable judgment, has or could have a material adverse effect on (i) our or our subsidiaries’ or affiliates’, taken as a whole, business, operations, results of operations, condition (financial or otherwise), capitalization, shareholders’ equity, properties, assets, licenses or prospects, (ii) our ability to purchase some or all of the Warrants pursuant to the Offer or otherwise complete the Offer, (iii) trading in the Warrants or our Common Shares, (iv) the benefits of the Offer to us or (v) otherwise makes it inadvisable for us to proceed with the Offer; or

○	in the case of any of the foregoing existing at the time of the commencement of the Offer a material acceleration, or worsening thereof;
•
any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has proposed, announced or made, or has publicly disclosed, any tender or exchange offer (other than this Offer), merger, business combination or other similar transaction with or involving us or any of our subsidiaries;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer or for our acquisition or ownership of Warrants as contemplated by the Offer shall not have been obtained on terms satisfactory to us; or

•
we conclude that there is a reasonable likelihood that the completion of the Offer and the purchase of any Warrants may cause our Common Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In the event that one or more of the events described above occurs, we will promptly notify warrantholders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer or (ii) terminate the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to the relevant warrantholder obtaining a judgment to the contrary in a court of competent jurisdiction.
7.	Price Range of Common Shares.
The Common Shares underlying the Warrants are listed and traded on NASDAQ under the trading symbol “CTRM”. The following tables set forth, for the fiscal quarters indicated, the high and low closing sales prices of the Common Shares on NASDAQ.
On March 27, 2024, we effected a one-for-ten reverse stock split in respect of the Common Shares. See Section 2. The prices shown below have not been adjusted to reflect the effect of the reverse stock split.
	High	Low
2022:
First Quarter	$1.1681	$0.6640
Second Quarter	$1.4756	$0.8239
Third Quarter	$1.0944	$0.6701
Fourth Quarter	$1.0329	$0.6456
2023:
First Quarter	$0.9500	$0.6606
Second Quarter	$0.9001	$0.3855
Third Quarter	$0.5638	$0.3850
Fourth Quarter	$0.4670	$0.2914
2024:
First Quarter (through March 26, 2024)	$0.6029	$0.3501
The following table presents share price data from and including the date of the one-for-ten reverse stock split.
	High	Low
2024:
First Quarter (from March 27, 2024 through March 31, 2024)	$3.5700	$3.4400
Second Quarter (through April 18, 2024)	$3.7800	$3.4400
On April 18, 2024, the reported closing price of the Common Shares on the NASDAQ was $3.44 per share. Warrantholders are urged to obtain current market quotations for the Common Shares before deciding to tender their Warrants pursuant to the Offer.
8.	Source and Amount of Funds.
Assuming all 10,330,770 Warrants outstanding as of April 22, 2024 are tendered in the Offer at the purchase price of $0.105 per Warrant, the aggregate purchase price will be approximately $1,084,730.85. We anticipate that we will pay for the Warrants tendered in the Offer, as well as for related fees and expenses, with available cash and cash equivalents. None of the aggregate purchase price originates from money borrowed by the Company and the Offer is not subject to a financing condition.
9.	Certain Information Concerning Us.
We are a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands in September 2017 for the purpose of acquiring, owning, chartering and operating oceangoing cargo vessels. We are a provider of worldwide seaborne transportation services for dry bulk and container cargoes as well as, until the completion of the spin-off of our former tanker segments on March 7, 2023, crude oil and refined petroleum products. As of the date of this Offer to Purchase, we own a fleet of 13 vessels, with an aggregate capacity of 0.9 million deadweight tons, consisting of four Kamsarmax vessels, including the M/V Magic Venus, which the Company agreed to sell on December 21, 2023, seven Panamax dry bulk vessels, including the M/V Magic Horizon, which the Company agreed to sell on January 29, 2024, and two 2,700 TEU containership vessels. Refer to the 2023 Annual Report for a more detailed description of our business and information regarding our directors and executive officer, which is incorporated by reference herein.
Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this Offer.
Availability of Reports and Other Information
We are subject to the informational requirements of the Exchange Act. In accordance with these requirements we file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Our filings are also available on our website at www.torocorp.com. This web address is provided as an inactive textual reference only. Information contained on, or that can be accessed through, these websites, does not constitute part of, and is not incorporated into, this document. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), which includes additional information relating to the Offer.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we furnish or make available to our shareholders annual reports containing our financial statements prepared in accordance with U.S. GAAP.
Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:
SEC Filings	Date Filed
Annual Report on Form 20-F for the fiscal year ended December 31, 2023	February 29, 2024
Reports on Form 6-K	March 22, 2024, March 29, 2024 and April 15, 2024.
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:
Castor Maritime Inc.
Attn: Petros Panagiotidis
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus
+ 357 25 357 767

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.castormaritime.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants.
Securities Ownership. The following table sets forth certain information regarding the beneficial ownership of common shares of all of our directors and officers as of April 19, 2024. The percentage of beneficial ownership is based on 9,662,384 common shares outstanding as of the same date.
Name of Beneficial Owner	No. of Common Shares	Percentage
All executive officers and directors as a group(1)(2)	—	—%
(1)	Neither any member of our Board of Directors nor executive officer individually, nor all of them taken as a group, holds more than 1% of our outstanding common shares.
(2)
By virtue of his control of Thalassa Investment Co. S.A., our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is the ultimate beneficial owner of 11,240 common shares and 12,000 Series B Preferred Shares (representing all such Series B Preferred Shares outstanding, each Series B Preferred Share having the voting power of 100,000 common shares). Mr. Panagiotidis therefore beneficially owns 0.12% of our total issued and outstanding share capital and controls 99.2% of the aggregate voting power of the Company’s total issued and outstanding share capital as of April 19, 2024.

The information set forth in the sections entitled “Item 7. Major Shareholders and Related Party Transactions-B. Related Party Transactions” and “Item 10. Additional Information-B. Memorandum and Articles of Association-Description of the Series B Preferred Shares” of our 2023 Annual Report is incorporated herein by reference. The information in these sections precedes the 1-for-10 reverse stock split that became effective on March 27, 2024. See Section 2. To our knowledge, none of our directors, executive officers, any controlling person or associates or subsidiaries thereof beneficially own any of the Warrants.
Securities Transactions.
On October 6, 2023, we agreed to repurchase, in privately negotiated transactions, 8,900,000 Warrants and 67,864 common share purchase warrants issued on July 15, 2020, in each case at a price of $0.105 per repurchased warrant. This information has not been retroactively adjusted to reflect the 1-for-10 reverse stock split that became effective on March 27, 2024. See Section 2.
On August 7, 2023, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Toro, a corporation organized under the laws of the Republic of the Marshall Islands controlled by our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, pursuant to which we agreed to issue and sell 50,000 newly designated 5.00% Series D cumulative perpetual convertible preferred shares, par value $0.001 per share (the “Series D Preferred Shares”), to Toro for a purchase price of $50,000,000 in cash. Pursuant to the Toro may not dispose of any of the Series D Preferred Shares for a period of 180 days from the closing date of the transaction and we granted Toro certain registration rights with respect to the Series D Preferred Shares and the common shares issuable upon conversion thereof. For further details, refer to the information contained in the Report on Form 6-K and exhibits thereto furnished to the SEC on August 8, 2023, which is incorporated by reference herein.
On May 23, 2023, we entered into an equity distribution agreement for an at-the-market offering with Maxim Group LLC (“Maxim”), under which we may sell an aggregate offering price of up to $30.0 million of our Common Shares with Maxim acting as a sales agent over a minimum period of 12 months, subject to, as applicable, the offering limitations set forth in General Instruction I.B.5 of Form F-3 (the “ATM Program”). Refer to the Report on Form 6-K and exhibits thereto furnished to the SEC on May 23, 2023 (Film Number 23949902) for a description of the ATM Program, which is incorporated by reference herein.
On November 21, 2017, our Board declared a dividend of one preferred share purchase right (a “Right”), for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of November 20, 2017 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. Refer to Exhibit 2.2 to our 2023 Annual Report for a description of the Rights Agreement, which is incorporated by reference herein.

Except as otherwise described herein (including information incorporated by reference), neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.
Arrangements Concerning the Warrants. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling person or of our subsidiaries, has effected any transactions involving the Warrants during the 60 days prior to the date hereof except as disclosed in this Section 10.
The foregoing descriptions of agreements and arrangements involving our securities are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
11.	Certain Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that is, or is in our reasonable judgment likely to be, material to our business that might be adversely affected by our acquisition of Warrants as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period of the Offer, but we have no current intention to delay the purchase of Warrants tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Warrants if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits are not obtained, we can decline to accept for payment or pay for any tendered Warrants. See Section 6.
12.	Certain Material U.S. Federal Income Tax Consequences of the Offer.
The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Code, United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular warrantholder or to warrantholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who hold Warrants as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Warrants as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that warrantholders hold the Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Warrants that for United States federal income tax purposes is:
•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Warrants that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).
If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Warrants, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.
Each warrantholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such warrantholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer. The Offer will generally have no United States federal income tax consequences to warrantholders that do not tender any Warrants in the Offer.
Consequences of the Offer to U.S. Holders. The exchange of Warrants for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The resulting gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Warrants exchanged therefor. Generally, a U.S. Holder’s tax basis in the Warrants will be equal to the cost of the Warrants to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Warrants exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Warrants (generally, Warrants acquired at the same cost in a single transaction).
Consequences of the Offer to Non-U.S. Holders.
Gain realized by a non-U.S. Holder on a sale of Warrants for cash pursuant to the Offer generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.
A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
Marshall Islands Tax Consequences
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and holders of our Warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the tender of our Warrants pursuant to the Offer.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
13.	Extension of the Offer; Termination; Amendment.
We expressly reserve the right, in our sole discretion, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Warrants by making a public announcement of such extension no later than 9:00 A.M., Eastern time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Warrants previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering warrantholder to withdraw such warrantholder’s Warrants.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Warrants not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Warrants or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Warrants that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Warrants or by decreasing the number of Warrants being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 A.M., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to GlobeNewswire or comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•	we increase or decrease the price to be paid for the Warrants or decrease the number of Warrants purchasable in the Offer, as applicable, and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., Eastern time.
14.	Fees and Expenses.
We have retained Maxim Group LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager will solicit tenders with respect to the Offer and may communicate with brokers, dealers, commercial banks and/or trust companies. The Dealer Manager will receive a reasonable and customary fee for these services.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may also hold positions, both long and short, for its own accounts and for those of its customers, in our securities. The Dealer Manager may from time to time hold Warrants in its proprietary accounts, and, to the extent they own Warrants in these accounts at the time of the Offer, the Dealer Manager may tender the Warrants pursuant to the Offer.
Other than fees to the Dealer Manager as described above, we will not pay any fees or commissions to any party for soliciting tenders of Warrants pursuant to the Offer. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager for purposes of the Offer.
15.	Miscellaneous.
We have entered into certain material agreements with our executive officers, directors, controlling persons and/or subsidiaries. Refer to the 2023 Annual Report and to Section 10 for a description of such agreements, which is incorporated by reference herein.
The Offer is open to all holders of the Warrants. However, we are not making the Offer to, and will not accept any tendered Warrants from, warrantholders in any jurisdiction or circumstances in which such offer or solicitation is unlawful, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, in our discretion, take any actions necessary for us to make the Offer to warrantholders in any such jurisdiction.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning us.
We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors or the Dealer Manager.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR WARRANTS IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR

NOT TENDER YOUR WARRANTS IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE DEALER MANAGER.
Castor Maritime Inc.
April 22, 2024

The Letter of Transmittal and certificates for Warrants, and any other required documents should be sent or delivered by each tendering warrantholder to us at the address on the Letter of Transmittal, which is set forth below. To confirm delivery of Warrants, warrantholders are directed to contact us by email at warrants@castormaritime.com or by mail at the address indicated below. Warrantholders submitting certificates representing Warrants to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Warrant certificates will not be accepted.
Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol
Cyprus
Attn: Petros Panagiotidis

Email: warrants@castormaritime.com
+357 25 357 767
Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to us at the telephone number and address set forth above.
The Dealer Manager for the Offer is:
Maxim Group
Maxim Group LLC
300 Park Ave
16th Floor
New York, NY 10022
United States of America
Call toll-free: +1 (212) 895-3745

SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.
CASTOR MARITIME INC.

Dated: April 22, 2024	By:	/s/ Petros Panagiotidis
	Name:	Petros Panagiotidis
	Title:	Chairman, Chief Executive Officer and Chief Financial Officer